SECURITIES PURCHASE AGREEMENT


     This SECURITIES PURCHASE AGREEMENT (this "Agreement") is made as of the fifth day of May, 2003, by and among NTN Communications, Inc., a Delaware corporation (the "Company"), Buzztime Entertainment, Inc., a Delaware corporation ("Buzztime"), and Media General, Inc., a Virginia corporation (the "Investor," and collectively with the Company and Buzztime, the "Parties").

     The Parties hereby agree as follows:

1.       AUTHORIZATION OF SALE OF THE SECURITIES

     The Company and Buzztime have authorized the sale and issuance of certain units (the "Units"; each Unit consisting of one share of the Company's common stock, par value $.005 per share, and one-fourth of a warrant to purchase one share of Buzztime's common stock, par value $.001 per share). The shares of the Company's common stock sold hereunder shall be referred to herein as the "Shares," the Buzztime warrants sold hereunder shall be referred to herein as the "Warrants," and the shares of Buzztime common stock underlying the Warrants shall be referred to herein as the "Warrant Shares." A form of the Warrant is attached as Appendix I.

     At the Closing, the Company and the Investor will enter into the NTN Investor Rights Agreement and the Company, Buzztime and the Investor will enter into the Buzztime Investor Rights Agreement. The warrants exercisable for shares of the Company's common stock that are issuable upon the exchange of the Warrants pursuant to the Buzztime Investor Rights Agreement (subject to adjustment to reflect stock splits, combinations, stock dividends, mergers or reclassifications) shall be referred to herein as the "Exchange Warrants." The shares of the Company's common stock that are issuable upon the exchange of the Warrant Shares pursuant to the Buzztime Investor Rights Agreement at a fixed ratio of two shares of the Company's common stock for each Warrant Share (subject to adjustment to reflect stock splits, combinations, stock dividends, mergers or reclassifications), together with the shares of the Company's common stock that are issuable upon the exercise of the Exchange Warrants, shall be referred to herein as "Exchange Shares."

     In addition, the Company has authorized the issuance of 666,667 shares of the Company's common stock to the Investor as payment of the license fee for the initial term under Section 3.1 of the Licensing Agreement to be entered into by the Company, Buzztime and the Investor at the Closing (the "Licensing Agreement," and such shares to be issued to the Investor at the Closing pursuant thereto, the "License Fee Shares"). The Licensing Agreement further permits the issuance of additional shares of the Company's common stock or Buzztime's common stock as payment for subsequent periods after the initial term (the "Renewal License Fee Shares") at the election of the Investor.

     The Licensing Agreement, the Warrants, the NTN Investor Rights Agreement, and the Buzztime Investor Rights Agreement shall be collectively referred to herein as the "Related Agreements." The Units, Shares, Warrants, Warrant Shares,

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Exchange Shares, Exchange Warrants, License Fee Shares and Renewal License Fee
Shares shall be collectively referred to herein as the "Securities."

     The Investor has previously received the Company's annual report on Form 10-K for the year ended December 31, 2002 (the "Form 10-K"), and all other filings made with the Securities and Exchange Commission (the "SEC") under Sections 13, 14(a) and 15(d) of the Exchange Act (as defined below) since the filing of the Form 10-K through the date of this Agreement (such filings, along with the Form 10-K, the "2003 SEC Filings"). The 2003 SEC Filings shall be deemed to include any filings pursuant to Items 9 or 12 of Form 8-K made during 2003 through the date of this Agreement.

2.       AGREEMENT TO SELL AND PURCHASE THE UNITS

     Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company and Buzztime agree to sell to the Investor, and the Investor agrees to purchase from the Company and Buzztime, 2,000,000 Units at a purchase price of $1.50 per Unit for an aggregate amount of $3,000,000.

3.       CLOSING AND DELIVERY

     3.1 Closing. The closing of the purchase and sale of the Units pursuant to this Agreement and the License Fee Shares (the "Closing") shall be held as soon as practicable after the satisfaction or waiver of all of the conditions to Closing set forth in Sections 6 and 7 hereof, at the offices of O'Melveny & Myers LLP, located at 400 South Hope Street, Los Angeles, California, or on such other date and at such other place as may be agreed by the Company and the Investor. Prior to the Closing, the Parties shall execute any Related Agreements and other documents required to be executed hereunder.

     3.2 Delivery of the Certificates and Warrants at the Closing. At the Closing, the Company and Buzztime shall deliver to the Investor a stock certificate for 2,000,000 shares of the Company's common stock, a stock certificate for 666,667 shares of the Company's common stock and Warrants for 500,000 shares of Buzztime's common stock registered in the name of such Investor, or in such nominee name as designated by such Investor, representing the Units to be purchased by such Investor at the Closing against payment of the purchase price for such Units and representing the License Fee Shares.

     3.3 Payment of Purchase Price. At the Closing, the Investor shall make payment of the aggregate purchase price of $3,000,000 for the Units by wire transfer to an account specified by the Company.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND BUZZTIME

     The Company and Buzztime each hereby jointly and severally represents and warrants to the Investor as follows:

     4.1 Organization; Standing; Permits. The Company and each of its subsidiaries is duly incorporated and validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation with full corporate power and corporate authority to own, lease and operate its properties

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and conduct its current business as described in the Form 10-K. The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing is not reasonably likely to have a material adverse effect on the condition (financial or otherwise), operations, business or business prospects of the Company and each of its subsidiaries (hereinafter, a "Material Adverse Effect"). No proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Company and each of its subsidiaries is in possession of and operating in compliance with all authorizations, licenses, certificates, franchises, consents, orders and permits from federal, state and other governmental and regulatory authorities necessary for its business and operations as presently conducted and as proposed to be conducted, except where the failure to possess or be in compliance with any of the foregoing is not reasonably likely to have a Material Adverse Effect, all of which are valid and in full force and effect.

     4.2 Subsidiaries. Schedule 4.2 sets forth the names and jurisdictions of organization of each of the Company's direct and indirect significant subsidiaries. Except as set forth on Schedule 4.2, the Company holds of record and owns beneficially 100% of the issued and outstanding shares of capital stock and other securities of each such subsidiary.

     4.3 Corporate Power; Authorization; Compliance with Other Instruments. The Company and Buzztime each has full legal right, power and authority to enter into this Agreement and the Related Agreements and to perform the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly authorized, executed and delivered by the Company and Buzztime and, assuming due authorization, execution and delivery by the Investor, are valid and binding agreements on the part of the Company and Buzztime, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles. The making, execution and performance of this Agreement and the Related Agreements by the Company and Buzztime and the consummation of the transactions herein and therein contemplated will not (with or without the passage of time and/or the giving of notice) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or Buzztime is a party or by which it or its assets or properties may be bound, (ii) the certificates of incorporation or bylaws of the Company and Buzztime or (iii) any law, order, rule, regulation, writ, injunction, judgment or decree of any court, administrative agency, regulatory body, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or Buzztime or their assets or properties, except, with respect to (i) and (iii), for any conflict, breach, violation or default which is not reasonably likely to have a Material Adverse Effect.

     4.4 SEC Filings; Financial Statements. The Company has filed in a timely manner all documents that the Company was required to file with the SEC under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934 (as amended,

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and including any successor thereto and any rules and regulations promulgated thereunder, the "Exchange Act") since January 1, 2001. As of their respective filing dates (or, if amended, when amended), the documents filed by the Company with the SEC since January 1, 2001 (the "SEC Filings") complied with the requirements of the Exchange Act and the Securities Act of 1933 (as amended, and including any successor thereto and any rules and regulations promulgated thereunder, the "Securities Act"). The Company satisfies the registrant requirements for the use of Form S-3 for secondary offerings under the Securities Act. None of the SEC Filings contain any untrue statement of a material fact or omit to state material facts required to be stated therein or necessary to make the statements made therein not misleading. Since January 1, 2001, the Company has timely filed all documents that it was required to file under the Securities Act or the Exchange Act, and all such documents were complete and accurate in all material respects. The consolidated financial statements of the Company included in the SEC Filings (the "Financial Statements") comply in all respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and fairly present the consolidated financial position of the Company and its subsidiaries at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments and the absence of complete footnotes). Except as and to the extent reflected in the Financial Statements, the Company and its subsidiaries did not have, as of the respective dates of the Financial Statements, any liabilities or obligations (other than obligations of continued performance under contracts and other commitments and arrangements entered into in the ordinary course of business that are not in the nature of contingent liabilities) which GAAP would require the Company to reflect in the Financial Statements. Except as disclosed in the 2003 SEC Filings, there have not been any changes in the assets, liabilities (contingent or otherwise), financial condition or operations of the Company or any of its subsidiaries from that reflected in the Financial Statements for the period ended December 31, 2002, except changes in the ordinary course of business that are consistent with past practices that, individually or in the aggregate, are not material to the financial condition or results of operations of the Company.

4.5 Properties. Except as set forth in the 2003 SEC Filings, (a) each of the Company and its subsidiaries owns or leases all properties and assets, and has all other rights and privileges, necessary to its business and operations as now conducted and proposed to be conducted, and each of the Company and its subsidiaries has good and marketable title to all such properties and assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest except those that do not materially impair the Company's or any of its subsidiaries' ownership or use of such properties or assets; (b) the agreements, contracts and other instruments to which each of the Company and its subsidiaries is a party are valid and enforceable by the Company or the subsidiary that is a party thereto, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles and, to the Company's knowledge, the other contracting party or parties thereto are not in material breach or material default under any of such agreements, contracts or instruments; and (c) each of the Company and its subsidiaries has valid and enforceable leases for all material properties and assets leased by it, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

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4.6      Capitalization.

     (a) All outstanding shares of capital stock of the Company and Buzztime have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. The tables included in Schedule 4.6(a) specify (i) the total number of authorized shares of each class of capital stock of the Company and each of its subsidiaries and (ii) the total number of issued and outstanding shares of each class of capital stock of the Company and each of its subsidiaries and the total number of shares held in treasury, in each case before and after giving effect to the transactions contemplated by this Agreement. Schedule 4.6(a) also specifies (1) the total number of shares of common stock of each of the Company and Buzztime that are issuable upon the exercise, conversion or exchange of all Convertible Securities of each of the Company and Buzztime that are outstanding after giving effect to the transactions contemplated by this Agreement, on a fully-diluted basis and after giving effect to any anti-dilution adjustments resulting from the transactions contemplated by this Agreement and (2) the total additional number of shares of common stock or Convertible Securities of each of the Company and Buzztime that are authorized or reserved for issuance pursuant to employee stock option plans or otherwise or that either the Company or Buzztime may become obligated to issue under an outstanding contract or commitment after giving effect to the transactions contemplated by this Agreement. "Convertible Securities" means all securities or obligations that are exercisable for, convertible into or exchangeable for shares of common stock of the Company and Buzztime, as applicable, including options, warrants and other rights to subscribe for or purchase other securities that are exercisable for, convertible into or exchangeable for shares of common stock of the Company or Buzztime, as applicable. The rights, privileges and preferences of the Company's Series A Preferred Stock are as stated in the restated certificate of incorporation of the Company in the form delivered to the Investor, and the rights, privileges and preferences of Buzztime's Series A Preferred Stock are as stated in the restated certificate of incorporation of Buzztime and the Investor Rights Agreement dated June 8, 2001 between Buzztime and Scientific-Atlanta Strategic Investments, LLC in the forms delivered to the Investor. Except as disclosed in the 2003 SEC Filings, there are no accrued and unpaid dividends with respect to any shares of capital stock or other securities of the Company or its subsidiaries.

     (b) The Shares and License Fee Shares to be issued and sold at the Closing hereunder and the Licensing Agreement have been duly authorized for issuance and sale to the Investor pursuant to this Agreement and the Licensing Agreement, and, when issued and delivered by the Company and Buzztime against payment therefor in accordance with the terms of this Agreement and the Licensing Agreement, will be duly and validly issued and fully paid and nonassessable, issued in compliance with all applicable securities laws and regulations, and sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. The Units and Warrants to be issued and sold at the Closing hereunder have been duly authorized for issuance and sale to the Investor pursuant to this Agreement, and, when issued and delivered by the Company and Buzztime against payment therefor in accordance with the terms of this Agreement, will be duly and validly issued, issued in compliance with all applicable securities laws and regulations, and sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. The Renewal License Fee Shares issuable under the Licensing Agreement have been duly authorized and reserved for issuance to the Investor pursuant to the Licensing

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Agreement and, upon issuance pursuant to Section 3.2 of the Licensing Agreement, the Renewal License Fee Shares will be duly and validly issued and fully paid and nonassessable, issued in compliance with all applicable securities laws and regulations, and sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. The Warrant Shares issuable upon exercise of the Warrants have been duly and validly authorized and reserved for issuance and, when issued and delivered by Buzztime against payment therefor in accordance with the terms of the this Agreement and the Warrant, will be duly and validly issued and fully paid and nonassessable, issued in compliance with all applicable securities laws and regulations, and sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. The Exchange Shares issuable upon exercise of the Investor's exchange rights under the Buzztime Investor Rights Agreement and the Exchange Shares issuable upon the exercise of the Exchange Warrants have been duly and validly authorized and reserved for issuance and, upon issuance, will be duly and validly issued and fully paid and nonassessable, issued in compliance with all applicable securities laws and regulations, and sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. The Exchange Warrants to be issued and sold upon the exercise of the Investor's exchange rights under the Buzztime Investor Rights Agreement have been duly authorized for issuance and sale to the Investor pursuant to the Buzztime Investor Rights Agreement, and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Buzztime Investor Rights Agreement, will be duly and validly issued, issued in compliance with all applicable securities laws and regulations, and sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. Except as set forth on Schedule 4.6(b), no preemptive right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any of the Securities or the issuance and sale thereof other than those that have been expressly waived prior to the date hereof and those that will automatically expire upon and will not apply to the consummation of the transactions contemplated on or before the Closing. No further approval or authorization of any stockholder or the Board of Directors of the Company or Buzztime is required for the issuance and sale of the Securities to the Investor in accordance with this Agreement and the Related Agreements.

     4.7 Litigation. Except as disclosed in the 2003 SEC Filings, there is not pending or, to the Company's knowledge, threatened, any action, suit, claim, proceeding or investigation against the Company or any of its subsidiaries or any of their respective directors, officers, employees, properties, assets or rights before any court, administrative agency, regulatory body, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company, or its subsidiaries (or any of their respective directors, officers, employees, properties, or otherwise) which (i) is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or is reasonably likely to materially and adversely affect the Company's or its subsidiaries' properties, assets or rights or (ii) is reasonably likely to prevent consummation of, or rescind or unwind, the transactions contemplated hereby. Neither the Company nor any of its subsidiaries is a party or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency, government or governmental agency or body domestic or foreign, that could reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries has conducted and is conducting its business in compliance with all applicable federal, state, local and foreign statutes, laws, rules, regulations, ordinances, codes, decisions,

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decrees, directives and orders, except where the failure to do so would not reasonably be likely, singly or in the aggregate, to have a Material Adverse Effect.

     4.8 Listed Shares. Upon issuance, the Shares, License Fee Shares, Renewal License Fee Shares and the Exchange Shares will be registered pursuant to
Section 12(b) of the Exchange Act, and approved for listing and quotation on the American Stock Exchange ("AMEX"). Except as disclosed in the 2003 SEC Filings, the Company has taken no action designed to, or likely to have the effect of, terminating the registration of its common stock under the Exchange Act or delisting its common stock from the AMEX. The Company is, and after giving effect to the issuance of the Shares and the License Fee Shares to the Investor at the Closing hereunder, the Company will be in compliance with all standards for continued listing on the AMEX. Based on the Company's financial projections, which have been prepared by the Company in good faith and on a reasonable basis, its stockholders' equity will exceed the minimum required by the AMEX during and at the end of the twelve-month period following the Closing.

     4.9 Intellectual Property. The Company and its subsidiaries each owns or possesses sufficient rights in all patents, patent rights, inventions, trademarks, service marks, trade names, copyrightable materials, domain names, trade secrets, know-how and all other intellectual property which are necessary to conduct its business as now conducted and as proposed to be conducted (collectively, the "Intellectual Property"). Except as disclosed in the 2003 SEC Filings or on Schedule 4.9 attached hereto, neither the Company nor any of its subsidiaries has received any written notice of, nor has it any knowledge of, any violation of or allegation that the Company or any of its subsidiaries has violated or, by conducting its business as now conducted or as proposed to be conducted, would violate, any patent, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names, copyrights or any other proprietary right of any third party. To the Company's knowledge, there is no violation or infringement by any third party of any of the Company's or any subsidiary's rights in the Intellectual Property.

     4.10 No Change. Since December 31, 2002 and except as otherwise disclosed in the 2003 SEC Filings, there has not been (i) any change or development that, either individually or in the aggregate, has had a material and adverse effect on, or could be reasonably expected to have a material and adverse effect on, the condition (financial or otherwise), earnings, operational results, operations, assets, liabilities (actual or contingent), business or business prospects of the Company or any of its subsidiaries, (ii) any transaction that is material to the Company or any of its subsidiaries, (iii) any obligation, direct or contingent, incurred by the Company or any of its subsidiaries, except obligations incurred in the ordinary course of business consistent with past practices, (iv) any change in the capital stock or outstanding indebtedness of the Company or any of its subsidiaries, except the incurrence of trade debt and obligations incurred in the ordinary course consistent with past practices, (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or any of its subsidiaries, (vi) any default in the payment of principal of or interest on any outstanding debt obligations, or (vii) any material loss or damage (whether or not insured) to the property of the Company or any of its subsidiaries which has been sustained or will have been sustained.

     4.11 No Defaults. Neither the Company nor any of its subsidiaries is (a) in violation of its certificate of incorporation, bylaws or other organizational documents or (b) in violation of or default (with or without notice or lapse of time or both) in the performance or observance of any obligation, agreement,

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covenant or condition contained in any bond, debenture, note or other evidence of indebtedness, or in any lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its assets or properties may be bound, or (c) in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or their assets or properties, except in the case of (b) or (c) for any default or violation not reasonably likely to have a Material Adverse Effect.

     4.12 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental or regulatory authority or other third party on the part of the Company or any of its subsidiaries is required in connection with the consummation of the transactions contemplated by this Agreement or the Related Agreements (each a "Consent"), except for (a) Consents required to comply with the securities and Blue Sky laws in the states and other jurisdictions in which any of the Securities are offered and/or sold, which compliance will be effected in accordance with such laws, (b) Consents required by the AMEX and the SEC, and (c) Consents described on Schedule 4.12. The Company and all of its subsidiaries are conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which they are conducting business, including but not limited to, all applicable federal, state and local environmental laws and regulations, except for any failure to comply which is not reasonably likely to have a Material Adverse Effect

     4.13 Labor; Employees; ERISA.

     (a) The Company and its subsidiaries are in compliance in all material respects with all laws, orders, rules and regulations relating to the employment of labor. No strike by or other labor dispute involving the employees of the Company or its subsidiaries exists or, to the Company's knowledge, has been threatened. The Company is not aware of any existing or threatened labor dispute involving the employees of any of its principal suppliers, subcontractors, authorized dealers or international distributors that is reasonably likely to result in a Material Adverse Effect. No collective bargaining agreement or other agreement with any labor union covering any employees of the Company or any of its subsidiaries exists, no such agreement is being negotiated or prepared, and, to the knowledge of the Company, no labor union has sought to represent any of the employees, representatives, or agents of the Company or any of its subsidiaries

     (b) If any employee of the Company or any of its subsidiaries has entered into any non-competition, non-disclosure, confidentiality or other similar agreement with any party other than the Company or its subsidiaries of which the Company is aware, (i) to the Company's knowledge, such employee is neither in violation thereof nor is expected to be in violation thereof as a result of the business conducted or expected to be conducted by the Company or any of its subsidiaries or such person's performance of his or her obligations to the Company or any of its subsidiaries and (ii) the Company will use reasonable efforts to prevent its employees and the employees of its subsidiaries from violating any such agreement.

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     (c) The Company and any ERISA Affiliate have complied in all material respects with all applicable laws, orders, rules and regulations relating to any Employee Plan or Compensation Arrangement. There are no material undisclosed liabilities relating to, associated with or arising under any Employee Plan or Compensation Arrangement. No governmental inspection, investigation, audit or examination of any Employee Plan or Compensation Arrangement is pending or threatened. There are no Employee Plans subject to Title IV of the Employee Retirement Income Security Act of 1974 (as amended, and including any successor thereto and any regulations promulgated thereunder, "ERISA"). As used herein, the term "Code" means the Internal Revenue Code of 1986, as amended, any successor thereto and any regulations promulgated thereunder; "Compensation Arrangement" means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees, former employees, officers, directors and shareholders of the Company or any ERISA Affiliate any compensation or other benefits, whether deferred or not, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other employee fringe benefit plan; "Employee Plan" means any retirement or welfare plan or arrangement or any other employee benefit plan as defined in Section 3(3) of ERISA to which the Company or any ERISA Affiliate contribute or to which the Company or any ERISA Affiliate sponsor, maintain or otherwise are bound; and "ERISA Affiliate" means any trade or business related to the Company under the terms of Sections 414(b), (c), (m) or (o) of the Code.

     4.14 Taxes. The Company and its subsidiaries have timely filed all federal, state, local and foreign income tax returns and all franchise, sales and use and other material tax returns required by law and have paid all taxes shown thereon as due, and there is no tax deficiency that has been or, to the Company's knowledge, that might be asserted against the Company or its subsidiaries that is reasonably likely to have a Material Adverse Effect. All tax liabilities of the Company or any of its subsidiaries (whether or not shown to be due on or with respect to the applicable tax return or claimed to be due from it by any governmental authority) have either been paid or are adequately provided for on the books and balance sheet of the Company or the applicable subsidiary in accordance with GAAP. There are no tax sharing agreements or similar arrangements with respect to or involving the Company or any of its subsidiaries.

     4.15 Insurance. Each of the Company and its subsidiaries maintains insurance with insurers of recognized financial responsibility of the types and in the amounts generally deemed prudent for its business and consistent with insurance coverage maintained by similar companies in similar businesses, including, but not limited to, insurance covering real and personal property owned or leased by the Company or its subsidiaries against theft, damage, destruction, acts of vandalism, products liability, errors and omissions, and all other risks customarily insured against, and directors and officers liability insurance, all of which insurance is in full force and effect. Neither the Company nor any of its subsidiaries is in default with respect to its obligations under any insurance policy maintained by it. The Company has delivered to the Investor a true and complete copy of the Company's directors and officers liability insurance policy as currently in effect.

     4.16 Offering. Subject in part to the truth and accuracy of the representations and warranties of the Investor set forth in Section 5 of this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement and the Related Agreements are exempt from the registration

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requirements of any applicable state and federal securities laws, and neither the Company, Buzztime nor any authorized agent acting on their behalf shall take any action hereafter that would cause the loss of such exemption.

     4.17 Environmental Matters. (i) The Company and its subsidiaries are in compliance with all rules, laws, orders and regulations relating to the use, treatment, storage, cleanup and disposal of toxic or hazardous substances and protection of health and the environment ("Environmental Laws") which are applicable to them or their businesses, except where the failure to comply would not reasonably be likely to have a Material Adverse Effect, (ii) neither the Company nor any of its subsidiaries has received any written notice or other communication from any governmental authority or third party of an asserted or threatened claim under any Environmental Laws, which claim would be required to be disclosed in its filings with SEC under the Exchange Act, (iii) to the Company's knowledge, neither the Company nor any subsidiary will be required to make future material capital expenditures to comply with Environmental Laws and
(iv) no property which is, or has been, owned, leased or occupied by the Company or any subsidiary has, to the Company's knowledge, been designated as a Superfund site pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or otherwise designated as a contaminated site under applicable state or local law. The Company and its subsidiaries do not currently own any real property in fee simple.

     4.18 Reservation of Shares. Buzztime shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, the number of shares of Buzztime common stock necessary to provide for the issuance of the Warrant Shares. The Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, the number of shares of the Company's common stock necessary to provide for the issuance of the Exchange Shares and Renewal License Fee Shares. Buzztime shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, the number of shares of Buzztime common stock necessary to provide for the issuance of the Renewal License Fee Shares.

     4.19 Corporate Documents. True and complete copies of the certificates of incorporation and bylaws of the Company and Buzztime as currently in effect have been delivered to the Investor. Except as disclosed in the 2003 SEC Filings, neither the Company nor any of its subsidiaries has taken any action to amend or plans to amend its certificate of incorporation or bylaws.

     4.20 Disclosure. No representation or warranty of the Company or Buzztime contained in this Agreement or the Related Agreements, or the schedules attached hereto and thereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5.       REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

     5.1 Investment Representations. The Investor represents and warrants to the Company and Buzztime that:

     (a) The Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting an investment decision like that involved in the purchase of the Units and License Fee Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information the Investor deems relevant (including the Confidential Private Placement Memorandum dated May 31, 2002 and annexes thereto (the "Memorandum") and the 2003 SEC Filings) in making an informed decision to purchase the Units and License Fee Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company and Buzztime regarding the terms and conditions of the offering of the Units and License Fee Shares and the business, properties, prospects and financial condition of the Company and its subsidiaries.

     (b) The Investor is purchasing the Units and the License Fee Shares for its own account for investment only and with no present intention of distributing the Units or the License Fee Shares or any arrangement or understanding with any other persons regarding the distribution of the Units or the License Fee Shares in violation of any applicable federal or state securities laws.

     (c) The Investor shall not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable Blue Sky laws, and the rules and regulations promulgated thereunder. The Investor also understands that there is no assurance that any exemption from registration under the Securities Act and applicable Blue Sky laws will ever be available and that, even if available, such exemption may not allow the Investor to transfer all or any portion of the securities under the circumstances, in the amounts or at the times the Investor might propose.

     (d) The Investor has, in connection with its decision to purchase the Units and the License Fee Shares, relied with respect to the Company and its affairs solely upon the Memorandum, the 2003 SEC Filings and the representations and warranties of the Company and Buzztime contained herein.

     (e) The Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

     (f) The Investor has full right, power, authority and capacity to enter into this Agreement and the Related Agreements and to perform the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly authorized, executed and delivered by the Investor. Assuming due authorization, execution and delivery by each of the other Parties hereto and thereto, this Agreement and the Related Agreements are valid and binding obligations of the Investor, enforceable in accordance with their terms.

     5.2 Ability to Bear Risk. The Investor is able to bear the economic risk of holding the Units and License Fee Shares for an indefinite period, including the loss of the Investor's entire investment. The Units and License Fee Shares were not offered or sold to the Investor by any form of general solicitation or advertising. The Investor also represents that it has not been organized for the purpose of acquiring the Units and License Fee Shares.

     5.3 Independent Advice. The Investor understands that nothing in the Memorandum, this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Units and License Fee Shares constitutes legal, tax or investment advice and that no independent legal counsel retained by the Company has reviewed these documents and materials on the Investor's behalf. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Units.

     5.4 No Transferability. The Investor understands that (a) none of the Securities shall be transferable in the absence of registration under the Securities Act and applicable Blue Sky laws or an exemption therefrom or in the absence of compliance with any term of this Agreement; (b) the Company and Buzztime shall provide stop transfer instructions to its transfer agent with respect to each of the Securities in order to enforce the restrictions contained in this Section 5.4; and (c) each certificate or instrument representing any of the Securities shall be in the name of Investor and shall bear substantially the following legend (in addition to any legends required under applicable securities laws):

     "THIS SECURITY [AND ANY SHARES ISSUED UPON EXERCISE OF THIS SECURITY] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE APPLICABLE SECURITY HAS BEEN REGISTERED UNDER THE ACT AND SUCH LAWS OR (1) REGISTRATION UNDER SUCH LAWS IS NOT REQUIRED AND (2) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS FURNISHED UPON REQUEST BY THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED."

The legend contained in this Section 5.4 may be removed from a certificate or instrument representing any of the Securities immediately upon receipt by the Company's transfer agent of a certificate substantially in the form of Appendix II and such other documentation as the transfer agent may routinely require, including, but not limited to, an opinion of counsel. Notwithstanding the foregoing, such Securities must be held in certificated form until such shares have been sold in accordance with the provisions of Appendix II.

     5.5 Residence. The office or offices of the Investor in which its investment decision was made is located at the address or addresses of the Investor set forth on the signature page.

     5.6 Effect on the Company's and Buzztime's Representations and Warranties. The representations and warranties of the Investor in this Section 5 do not limit or modify in any respect the Company's and Buzztime's representations and warranties in Section 4 herein or the right of the Investor to rely on the Company's and Buzztime's representations and warranties in Section 4.

6.       CONDITIONS TO COMPANY'S AND BUZZTIME'S OBLIGATIONS AT THE CLOSING

     The Company's and Buzztime's obligations to complete the sale and issuance of the Units and to deliver Units to the Investor shall be subject to the following conditions (to the extent not waived by the Company and Buzztime):

     6.1 Representations and Warranties; Performance. The representations and warranties made by the Investor in Section 5 hereof shall be true and correct when made, and shall be true and correct as of the Closing as if made on the Closing. The Investor shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing.

     6.2 Delivery of Purchase Price. The purchase price for the Units being purchased shall have been delivered by the Investor.

7.       CONDITIONS TO INVESTOR'S OBLIGATIONS AT THE CLOSING

     The Investor's obligation to accept delivery of the Units and to pay for the Units shall be subject to the following conditions (to the extent not waived by the Investor):

     7.1 Representations and Warranties; Performance. The representations and warranties made by the Company and Buzztime in Section 4 shall be true and correct when made, and shall be true and correct as of the Closing as if made on the Closing. The representations and warranties made by the Company and Buzztime in Section 4.6(a) with respect to capitalization shall be true and correct as of the Closing as if made on the Closing, and the Company will provide an updated
Schedule 4.6(a) dated as of the date of the Closing (provided that the updated
Schedule 4.6(a) may reflect changes in the capitalization since the date of this Agreement through the Closing so long as the total number of shares of fully-diluted common stock of each of the Company and Buzztime, respectively, disclosed on such updated Schedule 4.6(a) is equal to the number of shares of fully-diluted common stock of each of the Company and Buzztime, respectively, as disclosed in the original Schedule 4.6(a)). The Company and Buzztime shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with on or prior to the Closing.

     7.2 Delivery of the Shares, Warrants and License Fee Shares. The stock certificates representing the Shares and License Fee Shares, and the instruments representing the Warrants, shall have been delivered by the Company and Buzztime in accordance with Section 3.2 herein.

     7.3 Consents. The Company and Buzztime shall have obtained any and all consents, permits and waivers necessary or appropriate for the consummation of the transactions contemplated by this Agreement (except for such as may be properly obtained subsequent to the Closing).

     7.4 Execution of Investor Rights Agreements and Licensing Agreement. The Company and the Investor shall have executed the NTN Investor Rights Agreement substantially in the form attached as Appendix III. Buzztime, the Company and the Investor shall have executed the Buzztime Investor Rights Agreement substantially in the form attached as Appendix IV and the Licensing Agreement substantially in the form attached as Appendix V.

     7.5 AMEX Listing. The Shares and License Fee Shares shall have been approved for listing and authorized for trading on AMEX, and trading in the Shares and License Fee Shares shall not have been suspended by the SEC or AMEX.

     7.6 Board Seat. The Board of Directors of the Company shall have appointed Neal F. Fondren as the Investor's designee to the Board of Directors to serve as a director of the Company in the class whose current term expires in 2005. The Company and Mr. Fondren shall have entered into an indemnity agreement substantially similar to the indemnity agreements executed between the Company and the other directors of the Company.

     7.7 Officer's Certificate. The Investor shall have received a certificate signed by a duly authorized officer of the Company attesting to the satisfaction of all of the conditions contained in this Section 7. Such certificate shall attest that from the date of this Agreement through the date of Closing, no event or development has occurred that has resulted or could reasonably be expected to result in a material adverse change (from the information previously furnished to the Investor) in the condition (financial or otherwise), operations, assets or liabilities of the Company or Buzztime taken as a whole.

     7.8 Opinion of Counsel. The Company and Buzztime shall have delivered to the Investor an opinion of O'Melveny & Myers LLP, counsel to the Company and Buzztime, dated as of the Closing, in a form attached as Appendix VI.

8.       MISCELLANEOUS

     8.1 Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company, Buzztime and the Investor.

     8.2 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

     8.3 Broker's Fee. Except as otherwise disclosed in writing, the Company, Buzztime and the Investor hereby represent (as to such party only) that there are no brokers or finders entitled to compensation in connection with the sale of the Units, and shall indemnify each other for any such fees for which they are responsible.

     8.4 Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement will not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof will be declared invalid or unenforceable, the remaining provisions will remain in full force and effect and will be construed in the broadest possible manner to effectuate the purposes hereof. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

     8.5 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) upon receipt when sent by first-class registered or certified mail, return receipt requested, postage prepaid, or (d) upon receipt after deposit with a nationally recognized overnight express courier, postage prepaid, specifying next day delivery with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth below or at such other address as such party may designate by ten (10) days advance written notice to the Company. All communications shall be addressed as follows:

                (a) if to the Company and/or Buzztime, to:

                                  NTN COMMUNICATIONS, INC.
                                  5966 La Place Court
                                  Carlsbad, California  92008
                                  Telephone:  (760) 438-7400
                                  Facsimile:  (760) 930-1187
                                  Attention:  Chief Executive Officer

                          with a copy so mailed to:

                                  O'MELVENY & MYERS LLP
                                  400 South Hope Street
                                  Los Angeles, California  90071
                                  Telephone:  (213) 430-6000
                                  Facsimile:  (213) 430-6407
                                  Attention:  C. James Levin

               (b) if to the Investor, at the address as set forth on the signature page of this Agreement, with a copy so mailed to the same address and to the attention of the general counsel of the Investor.

     8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

     8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to the other Parties.

     8.8 Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company, Buzztime and the Investor herein and in the certificates for the securities delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Investor of the Units and the payment therefor. The Company and Buzztime shall indemnify, defend, reimburse and hold harmless the Investor from and against all costs, losses, liabilities, damages and expenses (including reasonable attorneys' fees) arising out of or related to the breach of or a failure by the Company and/or Buzztime to perform any of their representations, warranties, covenants or agreements under this Agreement. The Investor shall indemnify, defend, reimburse and hold harmless the Company and Buzztime from and against all costs, losses, liabilities, damages and expenses (including reasonable attorneys' fees) arising out of or related to the breach of or a failure by the Investor to perform any of its representations, warranties, covenants or agreements under this Agreement.

     8.9 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto. Neither the terms "successors" nor "assigns" as used herein shall include any entity or person who purchases any of the Securities from the Investor after the Closing and is not an affiliate of the Investor. Neither the Company nor Buzztime may assign this Agreement or delegate any of its obligations hereunder.

     8.10 Entire Agreement. This Agreement, the Related Agreements and other documents delivered pursuant hereto and thereto, including the exhibits, constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

     8.11 Payment of Fees and Expenses. Each of the Company, Buzztime and the Investor shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby; provided, however, that the Company shall bear the Registration Expenses as described in the NTN Investor Rights Agreement and the Buzztime Investor Rights Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement (including, without limitation, any action arising out of or related to a breach of a representation or warranty herein), the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     8.12 Confidentiality. The Investor acknowledges and agrees that any information or data it has acquired from the Company and its subsidiaries, not otherwise properly in the public domain, was received in confidence. Except to the extent authorized by the Company or Buzztime or required by any federal or state law, rule or regulation or any decision or order of any court or regulatory authority, the Investor agrees that it will refrain from disclosing any such information to any person other than to any agents, attorneys, accountants, employees, officers and directors of the Investor who need to know such information in connection with the Investor's purchase of the Units, and who agree to be bound by the confidentiality provisions of this Agreement. In the event that the Investor or its agents are required by federal or state or other law, rule or regulation or any decision or order of any court or regulatory authority to release such information, it shall give the Company and Buzztime sufficient prior notice so that the Company and Buzztime may seek a stay or other release or waiver from disclosing such information. The Investor agrees not to use to the detriment of the Company or its subsidiaries or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company or its subsidiaries. Nothing in this Section 8.12 will prohibit or restrict the Investor from complying with its disclosure obligations under applicable federal and state securities laws.

     8.13 Knowledge. The phrases "knowledge," "to the Company's knowledge," "to our knowledge," "of which the Company is aware" and similar language as used herein shall mean the actual knowledge or awareness, or knowledge or awareness which a prudent business person would have acquired following a reasonable investigation, of Stanley B. Kinsey, James B. Frakes, Mark DeGorter and Tyrone
V. Lam.

     8.14 Rights Cumulative. Each and all of the various rights, powers and remedies of the Parties hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies that such Parties may have at law or in equity in the event of the breach of any of the terms of this Agreement.

     8.15 Limitation on Issuance of Common Stock. Notwithstanding any provision to the contrary contained herein or in the Related Agreements, in no event shall the Investor be entitled to receive any Renewal License Fee Shares or Exchange Shares under this Agreement and the Related Agreements to the extent that, after giving effect to such issuances, the aggregate number of Shares, License Fee Shares, Renewal License Fee Shares and Exchange Shares issued under this Agreement and the Related Agreements would exceed 19.9% of the total shares of the Common Stock outstanding as of the date hereof as disclosed on Schedule 4.6(a).

           [remainder of the page left blank; signature page follows]

       IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    NTN COMMUNICATIONS, INC.,
                                    a Delaware corporation

                                    By:  /s/ Stanley B. Kinsey
                                    Name:  Stanley B. Kinsey
                                    Title:  Chairman and Chief Executive Officer


                                    BUZZTIME ENTERTAINMENT, INC.,
                                    a Delaware corporation

                                    By:  /s/ James B. Frakes
                                    Name:  James B. Frakes
                                    Title:  Chief Financial Officer


                                    MEDIA GENERAL, INC.,
                                    a Virginia corporation

                                    By:  /s/ Marshall N. Morton
                                    Name:  Marshall N. Morton
                                    Title:  Vice Chairman

                                    Address:     333 East Franklin Street
                                                 Richmond, VA  23219
                                    Phone:       (804) 649-6000
                                    Facsimile:   (804) 649-6212


                                 Signature Page

         Schedules to Securities Purchase Agreement of dated May 5, 2003

                                  SCHEDULE 4.2

                                  Subsidiaries

NTN Communications, Inc., a Delaware corporation

Buzztime Entertainment, Inc., a Delaware corporation

NTN Wireless Communications, Inc., a Delaware corporation

IWN, Inc., a Delaware corporation

IWN, L.P., a Delaware limited partnership

TAPCO, Inc. (successor to New World Computing, Inc.), a California corporation

National Telecommunicator Network, Inc., a California corporation

NTN Communications, Ltd., a United Kingdom corporation

NTN Internacional S.A. de CV, a Mexico corporation (required paperwork must be filed in Mexico to return corporation to active status).

The Company owns a 17.5% equity interest in LearnStar Corporation after selling 82.5% of the subsidiary's equity to NewStar Learning Systems, L.L.C. on June 16, 1998.

         Schedules to Securities Purchase Agreement of dated May 5, 2003

                                 SCHEDULE 4.6(a)

                         Capitalization and Indebtedness

NTN Communications, Inc.

     The following table sets forth our capitalization as of May 5, 2003:

   o On an actual basis; and

   o On an adjusted basis to reflect the Company's receipt of the estimated net proceeds of $3,965,000 ($3 million in cash for the sale of Units and $1 million in the form of the Boxerjam license less $35,000 in estimated transaction costs) from the sale of the shares of the Company's common stock in the offering, assuming an offering price of $1.50 per share and an aggregate offering of $4 million.


                                                                     Actual                  As Adjusted
Long-term Debt:
   Obligations under capital leases.........................       $    173,000             $    173,000
   Revolving line of credit.................................          2,043,000                2,043,000

Minority Interest in Subsidiary:..............................                0                        0

Stockholders' Equity:
     Series A 10% cumulative convertible
       preferred stock, $.005 par value,
       5,000,000 shares authorized;
       161,000 shares issued and outstanding..................            1,000                    1,000
     Common Stock, $.005 par value,
       70,000,000 shares authorized actual and as adjusted;1
       43,040,000 shares issued and outstanding actual;
       45,706,667 shares issued and outstanding as adjusted...          214,000                  227,333
     Additional paid-in capital...............................       84,817,000               88,768,667
     Accumulated deficit......................................      (79,342,000)             (79,342,000)
     Accumulated other comprehensive loss.....................         (635,000)                (635,000)
     Treasury stock, at cost, 111,000 shares..................          (76,000)                 (76,000)
     Total stockholders' equity...............................        4,979,000                8,944,000

                  Total capitalization........................       $7,195,000              $11,160,000


     1The Company's stockholders approved an amendment to the Company's certificate of incorporation on May 2, 2003 authorizing an increase in authorized number of common stock to 84,000,000 shares. As of the date hereof, such amendment has not been filed with the Delaware Secretary of State.

     The Company may issue 12,352,000 shares of its common stock issuable upon the exercise of options and warrants outstanding as of April 30, 2003 at a weighted average exercise price of $1.37 per share, of which 8,814,000 of these options and warrants were exercisable at April 30, 2003. The Company may issue up to an additional 1,066,000 shares of its common stock pursuant to its employee stock option plan. The Company is also required to issue 1,792 shares of its common stock issuable pursuant to the anti-dilution provisions of the BayStar warrants as a result of the Agreement and the Licensing Agreement.

     In addition, the Company may issue 60,691 shares of its common stock issuable upon the conversion of its outstanding Series A Preferred Stock.

Buzztime Entertainment, Inc.

   The following table sets forth Buzztime's capitalization as of May 5, 2003:

   o On an actual basis; and

   o On an adjusted basis to reflect Buzztime's receipt of the estimated net proceeds of $1,730,000 from the exercise of all Warrants issued in the offering (assumes a cash exercise).

                                                                        Actual          As Adjusted
Long-term Debt:
     None                                                               $    0          $    0

Stockholders' Equity:
     Series A Preferred Stock, $.001 par value,
       796,179 shares authorized;  none issued and outstanding
                                                                             0               0
     Common Stock, $.001 par value,
       20,000,000 shares authorized actual and as adjusted;
       9,979,000 shares issued and outstanding actual;
       10,479,000 shares issued and outstanding as adjusted...           9,979           10,479
     Additional paid-in capital...............................       9,740,038       11,469,538
     Accumulated deficit......................................     (13,720,092)     (13,720,092)
     Total stockholders' equity...............................      (3,970,075)      (2,240,075)

                  Total capitalization........................      $(3,970,075)    $(2,240,075)

     Buzztime may issue up to 300,000 shares of Buzztime common stock pursuant to its employee stock option plan; to date, no options have been issued pursuant to such plan. Buzztime may also issue up to 159,236 shares of Series A Preferred Stock (or the Buzztime common stock into which the Series A Preferred Stock is convertible) upon exercise of warrants pursuant to that Warrant Agreement dated June 8, 2001 between Buzztime and Scientific-Atlanta Strategic Investments, L.L.C., a Delaware limited liability company and an indirect wholly owned subsidiary of Scientific Atlanta, Inc. These warrants only vest upon the satisfaction of certain conditions and none of the warrants had vested as of May 5, 2003.

         Schedules to Securities Purchase Agreement of dated May 5, 2003

                                 SCHEDULE 4.6(b)

                                 Certain Rights


     Pursuant to Subscription Agreement entered on January 15, 2003, the Company granted registration rights to the purchaser, Robert M. Bennett, with respect to 1,000,000 shares of the Company's common stock and 500,000 shares of the Company's common stock underlying a warrant. No piggyback registration rights have been granted to such shares.

     Pursuant to the Right of First Refusal and Exchange Agreement entered on June 8, 2001 by and among the Company, Buzztime, and Scientific-Atlanta Strategic Investments, L.L.C. ("S-A"), the Company granted Form S-3 and piggyback registration rights to S-A for all shares of the Company's common stock receivable upon exercise of certain exchange rights. On January 16, 2003, S-A exercised its exchange rights in full and acquired 1,000,000 shares of the Company's common stock that were subject to the registration rights. Under the piggyback registration rights, the shares held by S-A have priority behind only the Company and have priority over all other securities.

     Pursuant to the Investor Rights Agreement entered into on June 8, 2001 by and between Buzztime and S-A, Buzztime granted demand, Form S-3 and piggyback registration rights to S-A for all shares of Buzztime common stock held by S-A as a result of the conversion from Buzztime Series A preferred stock. As of the date hereof, S-A presently holds warrants for the purchase of 159,236 shares of Buzztime Series A preferred stock, which is convertible into Buzztime common stock at a one-to-one conversion rate. Under the piggyback registration rights, the shares held by S-A have priority behind only the Company and have priority over all other securities. As of the date hereof, none of the warrants held by S-A have vested. In addition, Buzztime granted S-A preemptive rights provided that S-A holds at least 500,000 shares of Buzztime common stock on an as-converted basis. As of the date hereof, S-A does not presently qualify for such preemptive rights.

     The Company has entered into an oral agreement with Wolfe Axelrod Weinberger Associates LLC, in which the Company agreed to grant Form S-3 registration rights with respect to 118,750 shares of the Company's common stock underlying outstanding warrants. No piggyback registration rights have been granted with respect to such shares.

         Schedules to Securities Purchase Agreement of dated May 5, 2003

                                  SCHEDULE 4.7

                                   Litigation

NTN  Communications,  Inc.  v. Long Range  Systems,  Inc.

In April, 2003, NTN Communications, Inc. filed a complaint in San Diego Superior Court against Long Range Systems, Inc. alleging defamation and trade libel, intentional interference with prospective economic advantage, Lanham Act (trademark violations) and California unfair competition. The complaint alleges that LRS made false statements in its complaint and press release regarding NTN's products infringing LRS patents, that LRS intentionally made false statements to disrupt NTN's business relationships with its clients, that LRS registered the domain name: www.ntnwireless.com in violation of NTN's trademark rights.


NTN  Communications,  Inc. v. Signologies  Northeast,  LLC

In November 2002, NTN filed a complaint and request for preliminary injunction against Signologies NE, LLC in the U.S. District Court, District of New Hampshire. A preliminary injunction was issued on November 5, 2002, prohibiting Signologies NE from using the Signologies mark, domain name and requiring them to deliver for impounding all materials bearing the Signologies mark; all assets acquired by NTN pursuant to the Asset Purchase Agreement entered into with Hysen Technologies, Inc., NTN seeks attorneys' fees and costs as well as exemplary damages in addition to a permanent injunction.

         Schedules to Securities Purchase Agreement of dated May 5, 2003

                                  SCHEDULE 4.9

                              Intellectual Property

1.       Coast Business Credit:

In accordance with the Loan and Security Agreement whereby NTN granted Coast Business Credit a security interest in all present and future assets, including without limitation such general intangibles as copyrights, trademarks and patents, NTN entered into the following agreements:

     a) Patent and Trademark Security Agreement, dated August 6, 1999, by and between NTN Communications, Inc. and Coast Business Credit, a division of Southern Pacific Bank

     b) Security Agreement in Copyrighted Works, dated August 6, 1999, by and between NTN Communications, Inc., Coast Business Credit, a division of Southern Pacific Bank

2.       JTECH Communications, Inc.

Correspondence has been received from JTECH Communications, Inc. requesting NTN Wireless to cease and desist from usage of JTECH marks in promotional material and stickers used for relabeling of JTECH pagers following repair by NTN Wireless.

         Schedules to Securities Purchase Agreement of dated May 5, 2003

                                  SCHEDULE 4.12

                                    Consents

None

                                                                      APPENDIX I

                                 FORM OF WARRANT

                                                                     APPENDIX II

                            NTN COMMUNICATIONS, INC.
                 INVESTOR'S CERTIFICATE OF RESALE OF THE SHARES


     The undersigned, an officer of, or other person duly authorized by _____________________________________, hereby certifies that the undersigned was the holder of the Shares evidenced by the attached stock certificate(s) since such Shares were originally issued by the issuer of such Shares, and, as the holder of such Shares, the undersigned sold ________ of such Shares on _________ in accordance with Registration Statement no. _______________, and the requirement of delivering a current prospectus has been complied with in connection with the sale of such Shares.



Name of Holder


By:
   ---------------------------------------------------------

Title:
      ------------------------------------------------------

                                                                    Appendix III

                      FORM OF NTN INVESTOR RIGHTS AGREEMENT

                                                                     APPENDIX IV

                   FORM OF BUZZTIME INVESTOR RIGHTS AGREEMENT

                                                                      APPENDIX V

                           FORM OF LICENSING AGREEMENT

                                                                     APPENDIX VI

                    FORM OF OPINION OF O'MELVENY & MYERS LLP

                              O'Melveny & Myers LLP
                             400 South Hope Street
                         Los Angeles, California 90071
                                 (213) 430-6000


May 7, 2003

Media General, Inc.
333 East Franklin Street
Richmond, VA 23219

          Re: Purchase of Securities from NTN Communications, Inc. and Buzztime Entertainment, Inc.

Ladies and Gentlemen:

     We have acted as counsel to NTN Communications, Inc., a Delaware corporation ("NTN"), and Buzztime Entertainment, Inc., a Delaware corporation ("Buzztime"; collectively with NTN, the "Companies"), in connection with the issuance and sale of 2,666,667 shares of NTN common stock, par value $.005 per share (the "NTN Shares"), and warrants (the "Warrants") to purchase 500,000 shares of Buzztime common stock, par value $.001 per share (the "Buzztime Shares") pursuant to the Securities Purchase Agreement, dated as of May 5, 2003 by and among NTN, Buzztime and you (the "Purchase Agreement"), and the Licensing Agreement, dated as of May 7, 2003 by and among NTN, Buzztime and you (the "Licensing Agreement"). Except as otherwise indicated, capitalized terms used in this opinion and defined in the Purchase Agreement will have the meanings given in the Purchase Agreement.

     In our capacity as such counsel, we have examined originals or copies of those corporate or other records and documents we considered appropriate, including the following:

         (a) the Purchase Agreement;

         (b) the NTN Investor Rights Agreement;

         (c) the Buzztime Investor Rights Agreement;

         (d) the Warrant; and

         (e) the Licensing Agreement.

     As to relevant factual matters, we have relied upon, among other things, the factual representations in the Transaction Documents (as defined below). In addition, we have obtained and relied upon those certificates of public officials we considered appropriate. The Purchase Agreement, the NTN Investor

Rights Agreement, the Buzztime Investor Rights Agreement, the Warrant and the Licensing Agreement are collectively referred to as the "Transaction Documents."

     We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. To the extent the Companies' obligations depend on the enforceability of a Transaction Document against the other parties to such Transaction Document, we have assumed that such Transaction Document is enforceable against such other parties.

     On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

            1. Each of the Companies is a corporation validly existing under the laws of the State of Delaware, with corporate power to own its properties and assets, to carry on its business as described in the Form 10-K, to enter into the Transaction Documents and to perform its obligations under the Transaction Documents.

            2. The execution, delivery and performance of the Transaction
               Documents have been duly authorized by all necessary corporate action on the part of each Company and the Transaction Documents have been duly executed and delivered by each Company.

            3. The NTN Shares have been duly authorized by all necessary corporate action on the part of NTN and, upon payment for and delivery of such shares in accordance with the Purchase Agreement and the Licensing Agreement and the countersigning of the certificates representing such shares by a duly authorized signatory of the registrar of NTN, the NTN shares will be validly issued, fully paid and non-assessable.

            4. The Warrant Shares, Renewal License Fee Shares, and Exchange
               Shares have been duly authorized by all necessary corporate action on the part of the applicable Company and, upon payment for, exercise or exchange for, and delivery of such shares in accordance with the applicable Transaction Document and the countersigning of the certificates representing such shares by a duly authorized signatory of the registrar of the applicable Company for such shares, such shares will be validly issued, fully paid and non-assessable.

            5. Assuming the accuracy of your representations in Section 5 of the
               Purchase Agreement and the receipt of appropriate

Page 3
               representations of Comerica Bank-California as contemplated in
               Section 5.15 of the NTN Investor Rights Agreement (and continued accuracy of all such representations in the future), it is not necessary in connection with the sale of the Securities under the circumstances contemplated by the Transaction Documents to register the Securities under the Securities Act of 1933, as amended. We express no opinion as to the securities laws of any jurisdiction.

            6. The execution and delivery by each Company of the Transaction
               Documents will not, and the performance by each Company of its obligations under the Transaction Documents will not, (i) violate the certificate of incorporation and bylaws of such Company or
               (ii) violate the current Delaware General Corporation Law or any current federal statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to such Company or to transactions of the type contemplated by the Transaction Documents.

     We express no opinion as to the effect of subsequent issuances of securities of either Company to the extent that such issuances may result in such Company not having enough remaining authorized but unissued shares of common stock for the issuance, exercise or conversion of the Warrant Shares, Renewal License Fee Shares or Exchange Shares. We also advise you that, as a result of the operation of the antidilution or adjustment provisions of the Transaction Documents, the Warrants Shares and the Exchange Shares may become exercisable or convertible into more shares of common stock for the applicable Company than remain authorized but unissued.

     For the purposes of the opinions expressed in paragraph 6, we have assumed that neither Company will take any future discretionary action (including a decision not to act) permitted by the Transaction Documents that would cause the performance of the Transaction Documents to violate any Delaware or federal statute, rule or regulation. Our opinion in paragraph 6(ii) is subject to public policy considerations, statutes or court decisions that may limit the right of a party to obtain indemnification.

     The law covered by this opinion is limited to the present federal laws of the United States and the present Delaware General Corporation Law. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We express no opinion as to the effect of subsequent issuances of securities of either Company to the extent that such issuances may be integrated with the issuance of the Securities under Rule 502 of Regulation D promulgated under the Securities Act. Except as expressly set forth in paragraph 5 above, we express no opinion concerning federal or state securities laws or regulations.

     This opinion is furnished by us as special counsel for the Companies and may be relied upon by you only in connection with the Transaction Documents. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

                              Respectfully submitted,


                              O'MELVENY & MYERS LLP